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                                                                    EXHIBIT 11-8

                  DTE ENERGY COMPANY AND SUBSIDIARY COMPANIES
                  PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                OF COMMON STOCK




                                                 Three Months              Six Months
                                                    Ended                     Ended
                                                June 30, 1997             June 30, 1997
                                                -------------             -------------
                                                 (Thousands, except per share amounts)
PRIMARY:
  Net Income ...............................      $ 84,890                   $  155,890
  Weighted average number of common
   shares outstanding (a) ..................       145,100                      145,104
  Earnings per share of Common Stock
   based on weighted average number
   of shares outstanding ...................      $   0.59                   $     1.07
FULLY DILUTED:
  Net Income ...............................      $ 84,890                   $  155,890
  Weighted average number of common
   shares outstanding (a) ..................       145,100                      145,104
  Shares issuable from assumed exercise of
   options reduced by the number which could
   have been purchased with the proceeds
   from exercise of such options (a)(b) ....            (8)                          (5)
                                                  --------                   ----------
                                                   145,092                      145,099
                                                  ========                   ==========
  Earnings per share of Common Stock
   based on weighted average number
   of shared outstanding ...................      $   0.59                   $     1.07

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(a)  Based on a daily average.
(b) This calculation is submitted in accordance with Regulation S-K, item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%, and is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.